FOR IMMEDIATE RELEASE

Captaris Reports Q2, 2008 Financial Results

Revenue Increases 15% Sequentially

Bellevue, Wash. — August 8, 2008 — Captaris, Inc. (NASDAQ: CAPA), a leading provider of software products that automate document-centric processes, today reported financial results for its second quarter ended June 30, 2008.

Total revenue for the quarter was $32.1 million, a 40% increase over the prior year’s second quarter and 15% higher than the first quarter of 2008. The increase from the prior year’s second quarter was primarily attributable to the acquisitions of Castelle and CDT. Revenue by category compared to the second quarter of 2007 was as follows:

•	Software revenue was $11.3 million, an increase of $2.9 million, or 35%
•	Maintenance, support and services revenue was $14.9 million, an increase of $5.1 million or 52%
•	Hardware revenue was $3.8 million, a decrease of $1.0 million or 20%
•	Appliance revenue, the FaxPress product line of hardware and embedded software, was $2.1 million

“We have made a significant improvement in our financial results from the first quarter by focusing on growing revenues and controlling costs and we will continue to work on identifying cost synergies and driving improvements in our overall business model,” said David P. Anastasi, President and CEO of Captaris. “We have previewed and launched new products created by bringing together our existing offerings with technology acquired from our CDT and Castelle acquisitions. Initial results are encouraging and we have received positive feedback from both our customers and partners.”

Gross profit was $21.8 million, an increase of $5.7 million from the second quarter of 2007. Gross margin was 67.9%, compared to 70.0% in the same quarter last year. The decline in the gross margin was due to including the operating results of CDT and Castelle, which have lower gross margins than the Company’s legacy business, and the increased amortization expense from those acquisitions of $665,000.

Total operating expenses for the quarter were $25.6 million, compared to $16.8 million in the second quarter of 2007. R&D expenses increased $2.6 million, including $2.1 million due to acquisitions and $519,000 for the consolidation and outsourcing of the Company’s software development activities. Sales and marketing expenses increased $3.5 million, including $2.9 million from the acquisitions and $1.4 million for additional sales resources, offset by a reduction of $778,000 in marketing. G&A expenses increased $2.2 million, including $1.3 million for the acquisitions, $440,000 associated with the evaluation of strategic alternatives and related shareholder matters and a decrease in capitalized labor costs of $452,000. Operating results also include a $54,000 charge for acquired in-process development expense associated with the acquisition of CDT.

Amortization of intangible assets for the quarter was $1.8 million, including $1.1 million in cost of revenue and $694,000 in operating expenses, compared to $623,000 for the same quarter last year, including $481,000 in cost of revenue and $142,000 in operating expenses. Depreciation expense was $829,000 in the second quarter of 2008 compared to $590,000 in the second quarter of 2007. Stock based compensation expense was $356,000 in the second quarter of 2008 compared to $339,000 in the second quarter of 2007.

The decrease in other income for the quarter ended June 30, 2008 compared to the same quarter last year was primarily due to less net interest income earned as a result of cash used for the acquisition of CDT combined with the net cost of the Company’s foreign currency hedging activities.

The Company reported a net loss for the second quarter of 2008 of $2.7 million, or $0.10 per basic and diluted share, compared to a net loss of $165,000, or $0.01 per basic and diluted share for the second quarter of 2007.

On a year-to-date basis, total revenue of $60.0 million was an increase of $16.5 million or 38% from the same period last year. Net loss for the first six months of 2008 was $9.4 million, or a loss of $0.35 per basic and diluted share, compared to a net loss of $430,000, or a loss of $0.02 per basic and diluted share, for the same period in 2007.

Consolidated cash, cash equivalents and investment balances as of June 30, 2008 totaled $29.7 million, compared to $46.2 million as of December 31, 2007. On January 4, 2008, the Company purchased Captaris Document Technologies GmbH (“CDT”) (formerly Océ Document Technologies GmbH) for a net cash payment of $17.9 million. Cash used in operations for the six months ended June 30, 2008 was $6.6 million including a $3.1 million loss on a foreign exchange contract settled in April 2008. In early January 2008, the Company established a credit facility and during the six months ended June 30, 2008 obtained cash advances, net of repayments, totaling $8.1 million.

Deferred revenue at June 30, 2008 was $31.1 million compared to $28.7 million at December 31, 2007.

Stock Repurchase
During the quarter ended June 30, 2008, the Company did not repurchase any shares of its outstanding common stock. On June 30, 2008, approximately 26.5 million shares of common stock were outstanding and $9.5 million was available for share repurchase under the Company's stock repurchase program. Captaris may repurchase shares under its stock repurchase program subject to overall market conditions, stock prices and its cash position and requirements.

Evaluation of Strategic Alternatives
In March 2008, the Company announced that the Board of Directors decided to evaluate strategic alternatives to further enhance shareholder value. The cost of this evaluation was $440,000 in the second quarter of 2008 and $1.1 million for the first half of 2008. This evaluation is ongoing and developments will be disclosed as the Board deems appropriate.

Conference Call
The Company will discuss its 2008 second quarter financial results and business outlook on its regularly scheduled conference call today, August 8th, at 7:30 a.m. PT (10:30 a.m. ET). A live webcast of the conference call can be accessed from the Captaris Web site at www.captaris.com under About Us -- Investor Relations. The live call may also be accessed by dialing into the call at 1-800-218-0713 and providing the Company name “Captaris.” An audio replay of the conference call can be accessed at 1-800-405-2236. The replay will be available starting two hours after the call and remain in effect until Friday, August 15th at 11:59 PT. The required pass code is 11117557#.

About Captaris, Inc.
Captaris, Inc. is a leading provider of software products that automate document-centric business processes. Captaris specializes in document capture, recognition, routing, workflow and delivery. Captaris integrated solutions provide interoperability with leading line of business applications and technology platforms. Captaris products include RightFax, Captaris Workflow, Alchemy, FaxPress, DOKuStar, RecoStar, and Single Click Entry which are distributed through a global network of leading technology partners. Captaris customers include the entire Fortune 100 and the majority of Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on the NASDAQ Global Market under the symbol CAPA. www.Captaris.com.

©2008 All rights reserved. No part of this publication may be reproduced, transmitted, transcribed, stored in a retrieval system, or translated into any language in any form by any means without the written permission of Captaris. The following are registered trademarks and trademarks of Captaris Inc. and its subsidiaries: Captaris, the Captaris logo, Alchemy®, Captaris Workflow™, RightDocs™, RightFax®, RightFlow™ and RightStar™ in the US and/or other jurisdictions. FaxPress™ is a registered trademark of Castelle. RecoStar, DOKuStar, DOKuStar Capture Suite, Single Click Entry, and Invoice CENTER are registered trademarks and trademarks of Captaris Document Technologies GmbH. All other brand names and trademarks are the property of their respective owners.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the expected impact of cost synergies, improvements to our overall business model and acceptance of new and existing products. Forward-looking statements include all passages containing verbs such as "aims," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects" or "targets" or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, including the recent acquisition of Captaris Document Technologies GmbH, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS

Captaris, Inc.
Erika Simms
Treasury Analyst
(425) 638-4048
ErikaSimms@Captaris.com

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Captaris, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2008	2007
Assets	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$29,667	$46,182
Restricted cash	—	1,000
Accounts receivable, net	22,089	19,348
Inventories	2,647	1,681
Prepaid expenses and other current assets	2,981	4,564
Income tax receivable and current deferred tax assets, net	3,612	3,527
Total current assets	60,996	76,302

Other long-term assets	1,151	847
Equipment and leasehold improvements, net	10,508	7,735
Intangible assets, net	30,339	11,748
Goodwill	56,767	37,522
Long-term deferred tax assets, net	4,130	5,344
Total assets	$163,891	$139,498

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$8,669	$8,621
Accrued compensation and benefits	6,733	5,528
Other accrued liabilities	2,985	1,706
Income taxes payable	74	327
Deferred revenue	25,821	22,747
Total current liabilities	44,282	38,929

Other long-term accrued liabilities	1,044	696
Long-term deferred revenue	5,321	5,962
Pension and other long-term employee benefit obligations	19,913	—
Bank loan	8,072	—
Total liabilities	78,632	45,587

Shareholders' equity:
Common stock	265	264
Additional paid-in capital	42,118	40,971
Retained earnings	40,599	49,961
Accumulated other comprehensive income	2,277	2,715
Total shareholders' equity	85,259	93,911

Total liabilities and shareholders' equity	$163,891	$139,498

Captaris, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net revenue:
Software revenue	$11,274	$8,363	$20,129	$15,456
Maintenance, support and services revenue	14,927	9,838	29,312	19,217
Hardware revenue	3,799	4,765	7,461	8,806
Appliance revenue	2,098	-	3,115	-
Net revenue	32,098	22,966	60,017	43,479

Cost of revenue	10,307	6,893	20,060	13,151

Gross profit	21,791	16,073	39,957	30,328

Operating expenses:
Research and development	6,193	3,633	12,544	6,819
Selling and marketing	12,392	8,900	24,614	17,178
General and administrative	6,265	4,102	12,726	8,818
Amortization of intangible assets	694	142	1,358	283
In-process research and development	54	—	1,278	—
Gain on sale of discontinued product line CallXpress	—	—	—	(1,000)

Total operating expenses	25,598	16,777	52,520	32,098

Operating loss	(3,807)	(704)	(12,563)	(1,770)

Other income (expense):
Interest income	197	548	468	1,123
Interest expense	(736)	—	(1,176)	—
Other income (expense), net	(544)	82	(70)	226
Other income (expense)	(1,083)	630	(778)	1,349

Loss from continuing operations before income tax (benefit) expense	(4,890)	(74)	(13,341)	(421)
Income tax (benefit) expense	(2,175)	90	(3,980)	6

Loss from continuing operations	(2,715)	(164)	(9,361)	(427)

Discontinued operations:
Loss on sale of MediaTel assets, net of income tax benefit	-	(1)	(1)	(3)
Loss from discontinued operations	-	(1)	(1)	(3)

Net loss	$(2,715)	$(165)	$(9,362)	$(430)

Basic and diluted net loss per common share:
Loss from continuing operations	$(0.10)	$(0.01)	$(0.35)	$(0.02)
Loss from discontinued operations	-	(0.00)	(0.00)	(0.00)
Net loss	$(0.10)	$(0.01)	$(0.35)	$(0.02)

Captaris, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2008	2007

Cash flows from operating activities:
Net loss	$(9,362)	$(430)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	1,766	1,317
Amortization	3,547	1,244
Stock-based compensation expense	752	532
Gain on foreign currency revaluation	(3,765)	—
Loss on derivative instrument	991	—
Pension and long-term employee benefit expense	1,029	—
Provision for doubtful accounts	169	15
In-process research and development	1,278	—
Loss on disposition of assets	115	58
Deferred income tax benefit	(3,980)	(605)
Changes in assets and liabilities (net of acquired assets and liabilities):
Accounts receivable	2,695	5,995
Inventories	(387)	347
Prepaid expenses and other assets	1,362	(1,038)
Income tax receivable	—	(100)
Accounts payable	(1,676)	(909)
Accrued compensation and benefits	(981)	(937)
Other accrued liabilities	(450)	(57)
Income taxes payable	(8)	103
Pension liability	(145)	—
Deferred revenue	412	1,290
Net cash flow (used in) provided by operating activities	(6,638)	6,825

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(3,793)	(2,433)
Purchase of investments	—	(16,569)
Purchase of Captaris Document Technologies GmbH	(17,926)	—
Proceeds from disposals of assets	35	55
Proceeds from sales and maturities of investments	4	21,683
Net cash (used in) provided by investing activities	(21,680)	2,736

Cash flows from financing activities:
Proceeds from bank loan	13,073	—
Repayments on bank loan	(5,000)	—
Proceeds from release of restricted cash	1,000	—
Proceeds from exercise of common stock options	520	2,037
Repurchase of common stock	(138)	(4,895)
Excess tax benefits from stock-based compensation	14	294
Net cash provided by (used in) financing activities	9,469	(2,564)

Net (decrease) increase in cash	(18,849)	6,997

Effect of exchange rate changes on cash	2,334	(33)

Cash and cash equivalents at beginning of period	46,182	10,695

Cash and cash equivalents at end of period	$29,667	$17,659